Exhibit 99.1

Joint Filer Information

Form 3
Designated Filer	Max Display Enterprises Limited
Other Joint Filer	Walsin Lihwa Corporation
Addresses	The principal business address of each of the filers listed above is 11F, No. 411, Rueiguang Road, Neihu, Taipei 114, Taiwan, R.O.C.
Date of Event Requiring Statement	June 22, 2009
Issuer Name and Ticker or Trading	Microvision, Inc. [MVIS]
Signatures:

WALSIN LIHWA CORPORATION
By:	/s/ Chiao Yu Lon
Name: Chiao Yu Lon Title: Chairman

Date: June 30, 2009